Exhibit 5.1

8750 West Bryn Mawr Avenue
Suite 1300
Nicholas J. Chulos	Chicago, Illinois 60631
Executive Vice President, Chief Legal Officer and Corporate Secretary	Direct Dial: 773.765.7499
Email: nick.chulos@oldnational.com

January 22, 2024

Old National Bancorp
One Main Street

Evansville, Indiana 47708

Ladies and Gentlemen:

I am Executive Vice President, Chief Legal Officer and Corporate Secretary of Old National Bancorp, an Indiana corporation (the “Company”), and am providing this opinion in connection with the Company’s registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”). The Registration Statement registers shares of common stock of the Company, without par value (the “Shares”), to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of October 26, 2023 (the “Merger Agreement”), by and between the Company and CapStar Financial Holdings, Inc. (“CapStar”), pursuant to which CapStar will merge with and into the Company, with the Company surviving the merger (the “Merger”). The Shares consist of shares of common stock issuable pursuant to the Merger Agreement in exchange for shares of CapStar’s common stock, $1.00 par value, outstanding at the effective time of the Merger. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Act.

In connection with the preparation and rendering of the opinion set forth herein, I have examined the following documents:

1.	the Merger Agreement;

2.	the Registration Statement; and

3.	such other documents, certificates and corporate records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination of the above, I have assumed that these documents have been duly authorized, executed and delivered by all parties thereto, other than the Company, and that the signatures on documents examined by me are genuine.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Shares have been duly authorized and, when the Registration Statement has become effective under the Act, the Shares, when duly issued in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the Indiana Business Corporation Law, including all applicable statutory provisions and published judicial decisions interpreting these laws, as in effect on the date hereof. I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Nicholas J. Chulos
Nicholas J. Chulos
Executive Vice President,
Chief Legal Officer and Corporate Secretary